Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CELESTIAL-SATURN PARENT INC.,

CELESTIAL-SATURN MERGER SUB INC.

and

CORELOGIC, INC.

Dated as of February 4, 2021

TABLE OF CONTENTS

ARTICLE I

Section 9.11	Counterparts	72
Section 9.12	WAIVER OF JURY TRIAL	72
Section 9.13	No Recourse	72

Appendix A	A-1

v

Index of Defined Terms

Acceptable Confidentiality Agreement	42, A-1
Acquisition Sub	1, A-1
Action	A-1
Adverse Recommendation Change	43, A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Alternative Acquisition Agreement	42, A-1
Alternative Financing	52, A-1
Antitrust Laws	A-1
Blue Sky Laws	A-2
Book-Entry Evidence	4, A-2
Business Day	A-2
Cannae	A-2
Capitalization Date	A-2
Cares Act	A-2
Certificate of Merger	2, A-2
Certificates	4, A-2
Closing	2, A-2
Closing Date	2, A-2
Code	A-2
Company	1, A-2
Company Benefit Plan	A-2
Company Bylaws	10, A-3
Company Charter	10, A-3
Company Common Stock	3, A-3
Company Debt	56, A-3
Company Disclosure Letter	A-3
Company Equity Awards	A-3
Company Equity Plan	A-3
Company ESPP	A-3
Company Indentures	56, A-3
Company Intellectual Property Rights	18, A-3
Company Material Adverse Effect	A-3
Company Material Contract	20, A-4
Company Notes	A-4
Company Option	A-4
Company Option Consideration	A-4
Company Permits	13, A-4
Company PSU	A-5
Company PSU Consideration	A-5
Company Recommendation	A-5
Company Related Parties	64, A-5
Company RSU	A-5

Company RSU Consideration	A-5
Company SEC Documents	13, A-5
Company Securities	A-5
Company Stock Units	A-5
Company Stockholder Advisory Vote	12, A-5
Competing Proposal	45, A-5
Confidentiality Agreement	A-6
Consent	13, A-6
Continuation Period	48, A-6
Continuing Employees	48, A-6
Contract	A-6
control	A-6
COVID Measures	A-6
COVID-19	A-6
D&O Indemnified Parties	46, A-7
Data	A-7
Data Security Requirement	A-7
Debt Commitment Letter	28, A-7
Debt Costs	62, A-7
Debt Financing	28, A-7
Debt Financing Sources	A-7
Debt Payoff Amount	56, A-7
Definitive Financing Agreement	A-7
DGCL	1, A-7
Dissenting Shares	9, A-7
Effective Time	2, A-7
Enforcement Expenses	64, A-7
Environmental Laws	A-7
Equity Commitment Letters	A-8
Equity Financing	28, A-8
ERISA	A-8
ERISA Affiliate	A-8
Evercore	23, A-8
Exchange Act	A-8
Exchange Fund	4, A-8
Existing Credit Agreement	A-8
Existing D&O Insurance Policies	46, A-8, A-16
Expenses	A-8
Final Offering Period	7, A-9
Financing	28, A-9
Financing Commitments	A-9
Funding Obligations	30, A-9
Funds	30, A-9
GAAP	A-9
Government Official	A-9
Governmental Authority	A-9

Guarantees	1, A-9
Guarantors	28, A-9
Hazardous Materials	A-9
HSR Act	A-9
Intellectual Property Rights	18, A-10
Intervening Event	43, A-10
IRS	A-10
Knowledge	A-10
Law	A-10
Leased Real Property	22, A-10
Leases	A-10
Lenders	A-10
Lien	A-10
Marketing Period	A-10
Maximum Amount	47, A-11
Merger	1, A-11
Merger Consideration	4, A-11
Merger Litigation	38, A-11
New Debt Commitment Letter	52, A-11
New Plans	49, A-11
Non-Material Licenses	21, A-11
Notice of Adverse Recommendation	44, A-11
Notice of Superior Proposal	44, A-11
Notice Period	44, A-11
November Stockholder Meeting	A-11
NYSE	13, A-11
Old Plans	49, A-11
Order	A-11
Owned Real Property	21, A-11
Parent	1, A-11
Parent Liability Limit	62, A-12
Parent Material Adverse Effect	A-12
Parent Organizational Documents	A-12
Parent Related Parties	63, A-12
Paying Agent	4, A-12
Paying Agent Agreement	4, A-12
Payoff Letter	56, A-12
Permitted Events	23, A-12
Permitted Lien	A-12
Person	A-13
Personal Information	A-13
Process	A-13
Proxy Statement	14, A-13
Release	A-13
Representatives	A-13
Requisite Stockholder Approval	23, A-14

Reverse Termination Fee	A-14
Rights	A-14
Rights Agreement	A-14
Rights Agreement Amendment	24, A-14
Sanctioned Country	A-14
Sanctioned Person	A-14
Sanctions and Export Control Laws	A-15
SEC	A-15
SEC Clearance Date	37, A-15
Secretary	2, A-15
Section 16 Officer	A-15
Securities Act	A-15
Security Incident	A-15
Senator	A-15
Senator and Cannae Consent Solicitation	A-15
Solvent	31, A-15
Stockholders’ Meeting	37, A-15
Subsidiary	A-15
Superior Proposal	45, A-16
Surviving Corporation	2, A-16
Tail Coverage	47
Takeover Law	23, A-16
Tax	A-16
Tax Returns	A-16
Taxes	A-16
Termination Date	60, A-16
Termination Fee	A-16
Third Party	A-16
Trade Controls	24, A-17
Treasury Regulations	A-17
Unsolicited Proposal	A-17
VDR	25, A-17

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2021 (this “Agreement”), is made by and among Celestial-Saturn Parent Inc., a Delaware corporation (“Parent”), Celestial-Saturn Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and CoreLogic, Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger (the “Merger”) of Acquisition Sub with and into the Company, pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders, and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company limited guarantees (collectively, the “Guarantees”) of the Guarantors (as defined below), dated as of the date hereof, pursuant to which the Guarantors have guaranteed certain obligations of Parent and Acquisition Sub; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “CoreLogic, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions at the Closing); provided, that if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; One Manhattan West; New York, New York 10001, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be CoreLogic, Inc. and (ii) the indemnity provisions shall be the same as those under CoreLogic, Inc.’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of this Agreement.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:

(a) Expiration or Cancellation of Company Securities. Immediately prior to the Effective Time, all issued and outstanding Rights will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment. Each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $80.00 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, the Merger Consideration without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”); provided that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the Aggregate Merger Consideration from the Company Cash on Hand as specified in such request. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii) Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Evidence shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Evidence would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Evidence shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholding. Parent, Acquisition Sub, the Surviving Corporation, and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted and withheld or paid over to or deposited with the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Company Equity Awards. Unless otherwise agreed between Parent and an individual holder of a Company Security:

(a) Company Options. At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such Company Option multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per share of Company Common Stock of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(b) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).

(c) Treatment of Company PSUs. At the Effective Time each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) with performance measured in accordance with the terms of the applicable governing documents (i.e. based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance), as determined by the board of directors of the Company or a committee thereof after consultation with Parent prior to the Effective Time multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”).

(d) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions as may be required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (ii) except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (A) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. Prior to the Effective Time, the Company shall take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 3.1(b). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

(e) Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company Option Consideration, Company RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the parties hereto shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 3.3.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.3.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 3.2(b) and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands for appraisal of Company Common Stock received by the Company, written withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, or approve any withdrawal of any such demands or agree to do or commit to do any of the foregoing.

Section 3.6 Transfers; No Further Ownership Rights. From and after the Effective Time there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 3.1(b) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends declared prior to the Effective Time upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company Disclosure Letter (subject to Section 9.3(b)) or (ii) in the Company SEC Documents filed or furnished by the Company on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided, that, nothing in the Company SEC Reports shall be deemed to be disclosures against Section 4.2(a) (other than with respect to clause (2) of the penultimate sentence of Section 4.2(a)), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents.

Section 4.2 Capitalization.

(a) As of the close of business on February 1, 2021 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 180,000,000 shares of Company Common Stock, 73,152,120 of which were issued and outstanding, (ii) 500,000 shares of preferred stock, par value $0.00001 per share, of which 100,000 shares were classified as Series A Junior Participating Preferred Stock (none of which were issued and outstanding), (iii) Company Options to purchase an aggregate of 158,104 shares of Company Common Stock (of which options to purchase an aggregate of 158,104 shares of Company Common Stock were exercisable) and (iv) 2,530,990.269 shares of Company Common Stock subject to outstanding Company Stock Units (with Company PSUs measured at the maximum level of performance). No shares of Company Common Stock were held by the Company in its treasury or by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than (1) in connection with the Rights Agreement, (2) as set forth above in this Section 4.2(a) or (3) any agreement solely between the Company and any of its Subsidiaries or between or among two or more Subsidiaries of the Company, there are no existing and outstanding (A) shares of capital stock or equity interests of the Company or securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting interests of the Company or its Subsidiaries, (B) options, warrants, calls, restricted shares, phantom stock, stock appreciation rights, performance units, contingent value rights, subscriptions or other rights, convertible securities, agreements or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote) of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests, (C) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of the Company or any of its Subsidiaries, (D) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (E) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries (the items in clauses (A) and (B) as they relate to the Company, including, for clarity, the Company Common Stock, Company Preferred Stock, Company Options and Company Stock Units, being referred to collectively as the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities (in each case, other than with respect to (x) dividends to be paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (y) the quarterly cash dividend declared on January 29, 2021 of $0.33 per share of Company Common Stock.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued and fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company or its relevant wholly owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(c) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of each outstanding Company Equity Award granted under any of the Company Equity Plans and: (i) the employee identification number of the holder of such Company Equity Award, (ii) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (iii) if applicable, the exercise price, strike price, or similar pricing of such Company Equity Award, (iv) the date on which such Company Equity Award was granted or issued, and (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)).

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration, loss of rights or cancellation of, any Company Material Contract, or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the ability of the Company to consummate the Transactions (this clause (y), a “Company Impairment Effect”).

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under applicable securities Laws or corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with The New York Stock Exchange (the “NYSE”), (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust and Foreign Investment Laws and (viii) such other Consents, registrations, declarations, filings or notices with or to any Governmental Authority the failure of which to be obtained or made would not have a (x) Company Material Adverse Effect or (y) Company Impairment Effect.

Section 4.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all requisite franchises, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is in, or has been since January 1, 2019, and to the Knowledge of the Company none of the Company or any of its Subsidiaries has received written notice from any Governmental Authority with respect to, any default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2019, the Company has, in all material respects, filed or furnished with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (together with any amendments, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed by the Company (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, absence of notes and any other adjustments described therein, including any notes thereto, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) and (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. From January 1, 2020 to the date of this Agreement, except with respect to (a) any matters related to the Unsolicited Proposal, the related November Stockholder Meeting (including the resulting changes to the composition of the Company’s board of directors) or the Senator and Cannae Consent Solicitation (including any resulting changes to the composition of the Company’s board of directors), (b) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (c) any COVID Measures, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect. Section 4.9 of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of September 30, 2020 (as amended or restated, as applicable) or the notes thereto included in the Company’s most recent 10-Q, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of Law or misappropriation), since September 30, 2020, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, the Unsolicited Proposal, the November Stockholder Meeting, the Senator and Cannae Consent Solicitation or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, (d) for liabilities or obligations that would not have a Company Material Adverse Effect or (e) as set forth in Section 4.10 of the Company Disclosure Letter, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto) of the Company. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company, any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter or IRS opinion letter.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no Action (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Authority or otherwise, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law and (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA), has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (iii) accelerate the time of, or trigger any, payment, funding (whether to a trust of otherwise) or vesting of amounts due to any such director, employee, consultant or independent contractor of compensation or benefits due to any such Person under any Company Benefit Plan or otherwise or (iv) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(g) Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has any obligations for post-termination health or life insurance benefits under any Company Benefit Plan or otherwise (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.13 Labor Matters.

(a) Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement or other similar Contract, other than industry-wide agreements outside of the United States, and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages or material labor disputes pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2019, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage or material labor disputes. To the Knowledge of the Company, there is no pending organizing campaign and no labor union, works council or other organization of employees has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, since January 1, 2019, there have not been any sexual harassment, or other discrimination, retaliation or policy violation allegations against any officers, directors, employees, contractors, or agents of the Company or its Subsidiaries.

Section 4.14 Intellectual Property Rights.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets, Data, software and other intellectual property rights (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof and the Closing, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”).

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate, and since January 1, 2019 has not infringed upon, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice (i) alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries or (ii) with respect to any Security Incident or violation of any Data Security Requirement or Processing of Personal Information, except in each case as would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof and the Closing, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.

(c) To the Knowledge of the Company, no software products developed and owned by the Company and its Subsidiaries incorporate any “open source” software in a manner that requires material source code owned by the Company and its Subsidiaries to be disclosed, licensed, distributed, or dedicated to the public except as would not have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in compliance with, and have since January 1, 2019 been in compliance with, all applicable Laws relating to privacy, data protection, data security, or the collection or use of Personal Information collected, used, held for use or otherwise Processed by the Company and its Subsidiaries (“Data Security Requirement”), except where the failure to be in compliance would not have a Company Material Adverse Effect.

(e) To the Knowledge of the Company, neither the Company nor its Subsidiaries have experienced any unauthorized access or other Security Incident with respect to any Company Systems, Data or Personal Information Processed by or on behalf of the Company or any of its Subsidiaries, or that is otherwise material to the business of the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is complete and accurate; and (iii) the Company and each of its Subsidiaries have timely paid in full all Taxes (including withholding Taxes) due and owing by each of them except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided on the Company SEC Documents filed prior to the date hereof.

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of, or has pending, in process, or otherwise outstanding, any audit, examination or other Action from any Taxing Authority in respect of any Tax Returns or liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any Tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(c) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any Tax year for which the statute of limitations has not expired.

(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for Tax purposes, other than a group of which the Company is the common parent; (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law) or as a transferee or successor; or (iii) is a party to or bound by, nor does it have any obligation under, any Tax sharing, indemnification, allocation, gross-up, or other similar agreements or arrangements (other than pursuant to contracts entered into in the ordinary course of business that do not have a primary purpose relating to Taxes or Tax sharing, indemnification, allocation, or gross-up).

(e) Since January 1, 2019, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law).

For the avoidance of doubt, for purposes of this Section 4.15, any reference to the Company or any Subsidiary of the Company shall be deemed to include any predecessor Person that converted into, merged with, or was liquidated into the Company or such Subsidiary. The representations and warranties set forth in this Section 4.15 and, to the extent relating to Tax matters, Section 4.12, are the Company’s sole and exclusive representations with respect to Tax matters in this Agreement.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, Contract related to any Leased Real Property or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance, partnership or similar agreement that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money or the deferred purchase price of property or services (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money or the deferred purchase price of property or services, in each case, less than $10 million individually);

(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire assets in the ordinary course of business), pursuant to which (A) the Company or any Subsidiary of the Company is required to pay total consideration (including assumption of debt) after the date hereof in excess of $25 million (including pursuant to any earn-out or similar provision) or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $25 million;

(v) is an agreement entered into outside the ordinary course of business that obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditure in excess of $10 million in any one year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi) is (A) one of the top ten (10) customer Contracts, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020, or (B) a material Contract with one of the top ten (10) suppliers, measured by dollar volume of purchases, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020;

(vii) except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that prohibits the Company or any of its Subsidiaries from (A) competing in any line of business in any geographical location or (B) selling any products or services of or to any other Person in any geographic region;

(viii) is (x) an agreement pursuant to which the Company or any of its Subsidiaries is granted or grants a right to material Intellectual Property Rights, or (y) any agreement providing for the development or acquisition of any material Intellectual Property Rights (other than Contracts (A) in which grants of Intellectual Property Rights are incidental to such Contracts, (B) granting rights to use commercially available third party hardware or software including pursuant to shrink wrap, click through or other standard licensing terms, (C) with customers and distributors that are non-exclusive and entered into in the ordinary course of business consistent with past practice, and (D) with contractors or employees substantially on the Company’s standard forms ((A)-(D), collectively, “Non-Material Licenses”)); or

(ix) is an agreement in settlement of a dispute that imposes material obligations on the Company or its Subsidiaries after the date hereof.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto (other than to the extent that any Company Material Contracts have expired or terminated in accordance with their terms after the date hereof), except such as would not have a Company Material Adverse Effect; provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of a material breach or material default from a counterparty to any Company Material Contract.

(c) Complete and correct copies of each Company Material Contract (other than any immaterial omissions), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.

Section 4.17 Real Property.

(a) All material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter.

(b) All material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter.

(c) As of the date hereof, except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) As of the date hereof, to the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for the Leased Real Property to which the Company or a Subsidiary is a party, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 4.18 Environmental. Except as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws;

(b) there is no pending or threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c) since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(d) neither the Company nor any of its Subsidiaries (i) is a party or subject to any Order pursuant to Environmental Law (ii) to the Knowledge of the Company, has exposed any person to any Hazardous Material that would give rise to liability (contingent or otherwise) pursuant to Environmental Law; or (iii) has assumed, undertaken or provided an indemnity with respect to any liability (contingent or otherwise) of any other Person relating to any Environmental Law; and

(e) to the Knowledge of the Company, with respect to the Owned Real Property and the Leased Real Property, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons.

The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations with respect to environmental matters in this Agreement.

Section 4.19 Vote Required. The adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby.

Section 4.20 Brokers. Except for those Persons set forth in Section 4.20 of the Company Disclosure Letter and Evercore Group L.L.C. (“Evercore”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and Evercore entered into in connection with the Merger, as in effect on the date hereof.

Section 4.21 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Evercore to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 4.22 Insurance. Section 4.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 4.23 Takeover Statutes. The board of directors of the Company has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (each a “Takeover Law”) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 4.24 Rights Agreement. The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement; (b) ensure that in connection with the transactions contemplated by this Agreement, (i) neither Parent, Acquisition Sub or any of their “Affiliates” or “Associates” (each as defined in the Rights Agreement), either individually or together, shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) solely by virtue of, or as a result of, (A) the approval, adoption, execution, delivery and/or amendment of this Agreement, (B) the public announcement and/or public disclosure by any Person of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the Merger and (C) the performance and/or consummation of any of the transactions contemplated by this Agreement, including, without limitation, the Merger (the foregoing actions, the “Permitted Events”) and (ii) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Flip-In Event” (as such terms are defined in the Rights Agreement) or an event described in Section 13(a) in the Rights Agreement will occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event; and (c) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. Prior to the execution of this Agreement, the Company has provided Parent with a copy of the resolutions of the board of directors of the Company and a copy of the amendment to the Rights Agreement (the “Rights Agreement Amendment”), in each case effecting the foregoing sentence. The Company is not a party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan, other than the Rights Agreement.

Section 4.25 International Trade and Anti-Corruption. Except as would not have a Company Material Adverse Effect:

(a) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents is currently or has since January 1, 2019 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country in a manner that would violate applicable Sanctions and Export Control Laws; or (iii) otherwise in violation of any applicable Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).

(b) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, has since January 1, 2019 violated or is currently violating any Anti-Corruption Laws.

(c) Neither the Company nor its Subsidiaries is or has been since January 1, 2019 the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such investigation, inquiry or proceedings are pending and, to the Knowledge of the Company, none is threatened.

Section 4.26 Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV or in any certificate delivered hereunder. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder, none of the Company, any of the

Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Celestial” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title Celestial (collectively, the “VDR”).

(b) Except for the representations and warranties contained in Article V or in any certificate delivered hereunder, the Company acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein and (ii) no Person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their respective business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by either such entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors or similar governing body of each of Parent and Acquisition Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

Section 5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its

Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Parent or Acquisition Sub, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby (v) compliance with and filings or notifications under the HSR Act or other Antitrust and Foreign Investment Laws and (vi) such other Consents, registrations, declarations, filings or notices with or to any Governmental Authority the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any present or former officer, director, manager or employee of Parent or any of its Subsidiaries (in such individuals’ capacity as such) that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.5 Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Acquisition Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger (other than pursuant to the Equity Commitment Letters).

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 5.7 Financing; Sufficient Funds.

(a) Parent has delivered to the Company (i) a true, correct and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms (none of which would affect the availability or amount of, impose additional or new conditions on (or expand or modify any existing conditions), affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Debt Financing (as defined below) at the Closing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Acquisition Sub for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 6.11(c), the “Debt Financing”) and (ii) a true, correct and complete copy of the executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”) from each of Trident VIII, L.P., Trident VIII Parallel Fund, L.P., Trident VIII DE Parallel Fund, L.P., Trident VIII Professionals Fund, L.P., Insight Partners XI, L.P., Insight Partners (Delaware) XI, L.P., Insight Partners (Cayman) XI, L.P., Insight Partners XI (Co-Investors), L.P., Insight Partners XI (Co-Investors) (B), L.P. and Insight Partners (EU) XI, S.C.Sp. (collectively, the “Guarantors”), pursuant to which the Guarantors have committed to invest in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letters expressly provide, and will continue to expressly provide, that the Company is a third party beneficiary thereof.

(b) As of the date hereof, the Financing Commitments are in full force and effect. As of the date hereof, the Financing Commitments have not been restated, modified, amended or supplemented in any respect or waived and, except as permitted by Section 6.11(c), no such restatement, modification, amendment, supplement or waiver is contemplated, and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated in any respect prior to the date of this Agreement and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated by Parent or the Acquisition Sub or, to the Knowledge of Parent, by any other party to the Financing Commitments. The Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and, assuming due and valid execution by each other party thereto, the other parties thereto and are enforceable in accordance with their respective terms against Parent and Acquisition Sub and against each of the other parties thereto, as the case may be, in each case, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except for the fee letter, and other than as expressly set forth in the Financing Commitments, there are no engagement letters, side letters, contracts, understandings, agreements or other arrangements of any kind, whether written or oral, to which Acquisition Sub or Parent is a party relating to the Financing that would impose any new conditions or expand the existing conditions to the Financing or that would otherwise affect the availability of the Financing at the Closing. As of the date hereof, assuming the conditions set forth in Section 7.1 and Section 7.3 are satisfied at the Closing, (x) neither Parent nor Acquisition Sub is, nor, to the Knowledge of Parent, any other party to any of the Financing Commitments is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Financing Commitment and (y) to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, could reasonably be expected to (i) constitute or result in a default under or breach on the part of Parent or Acquisition Sub, or on the part of any other party under the Financing Commitments, (ii) constitute or result in a failure by Parent or Acquisition Sub or any other party to the Financing Commitments to satisfy, or any material delay in satisfaction, of any condition or other contingency to the full funding of the Financing under the Financing Commitments or (iii) otherwise result in any portion of the Financing such that Parent would not have sufficient cash proceeds to fulfill its Funding Obligations to be unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, assuming the conditions set forth in Section 7.1 and Section 7.3 are satisfied at the Closing, neither Parent nor Acquisition Sub has reason to believe (both before and after giving effect to any flex provisions contained in the Debt Commitment Letter) that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Financing Commitments required to be satisfied by it or that the full amounts committed pursuant to the Financing Commitments will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments and/or the Financing, in each case, to be paid on or before the date of this Agreement. Assuming the conditions set forth in Section 7.1 and Section 7.3 are satisfied at the Closing, the aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect of the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing) when funded in accordance with the Financing Commitments, along with the Company Cash on Hand at Closing, will be, in the aggregate, sufficient and (other than Company Cash on Hand) available to (i) fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby and the Financing Commitments and (ii) perform all of Parent’s and Acquisition Sub’s payment obligations under this Agreement, including the payment of the Aggregate Merger Consideration, the Debt Payoff Amount and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby, including the Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Financing at or prior to the Closing, other than as expressly set forth in the Financing Commitments as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, but subject to Section 9.9(b), Parent and Acquisition Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

Section 5.8 Guarantees. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the duly executed Guarantees of the Guarantors, dated as of the date hereof. Each of the Guarantees has been duly and validly executed and delivered by the applicable Guarantor and is in full force and effect and is a legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be likely to constitute or result in a default under or breach on the part of such Guarantor of such Guarantee.

Section 5.9 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.10 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.11 Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantors or any of their respective Subsidiaries.

Section 5.12 Solvency. None of Parent, Acquisition Sub or the Guarantors is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Acquisition Sub, any Guarantor or any of their respective Subsidiaries (which, for purposes of this Section 5.12, shall include the Company and its Subsidiaries). Each of Parent and Acquisition Sub is Solvent as of the date hereof and assuming

(a) the representations and warranties in Article IV are true and correct in all respects and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing and the Funding Obligations, be Solvent at and immediately after the Effective Time. As used in this Section 5.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Acquisition Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.13 Share Ownership. None of Parent, Acquisition Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the five (5) years preceding the date hereof, any capital stock of the Company and none of Parent, Acquisition Sub or their respective Subsidiaries holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 5.14 Management Agreements. Other than this Agreement, as of the date hereof there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) Each of Parent and Acquisition Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received adequate access to (A) such books and records, facilities, properties, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries which they and their Representatives and such Affiliates have desired or requested to see or review and (B) the VDR, (ii) have had adequate opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and the Company Subsidiaries.

(b) Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c) Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, each of Parent and Acquisition Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV or in any certificate delivered hereunder and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such entity. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans.

Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations, assets and business of the Company and its Subsidiaries and, in making its determination to proceed with the Merger and the other transactions contemplated by this Agreement, each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV or in any certificate delivered hereunder and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) subject to the last paragraph of this Section 6.1, the Company determines, in good faith, may be necessary or advisable in accordance with the COVID Measures or otherwise in response to COVID-19, (c) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (d) may be expressly required or expressly contemplated pursuant to this Agreement or (e) set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change, in any respect (other than immaterial or ministerial changes) the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights of the Company (other than (i) in connection with the Rights Agreement Amendment or in accordance with Section 6.18 or (ii) repurchases of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(f);

(c) except in connection with the Existing Credit Agreement, the Rights Agreement Amendment or in accordance with Section 6.18, issue, sell, pledge, dispose (or agree to issue, sell, pledge or dispose), encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests (including any Company Securities), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other equity interests (including any Company Securities), except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(f);

(d) establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required under the terms of a Company Benefit Plan or collective bargaining agreement, (i) increase, or commit to increase, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as permitted by Section 6.1(e) of the Company Disclosure Letter, (ii) establish, adopt, enter into or materially amend any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), other than as permitted by Section 6.1(e) of the Company Disclosure Letter, (iii) enter into any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan, or otherwise or (v) hire, terminate (other than for “cause”), furlough or temporarily lay off any employee who is or upon hiring will become a Section 16 Officer;

(f) except as set forth in Section 6.1(f) of the Company Disclosure Letter, grant, commit to grant, confer or award any Company Equity Awards;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person, except with respect to any such transactions (i) pursuant to agreements in effect prior to the execution of this Agreement and set forth on Section 6.1(g) of the Company Disclosure Letter or (ii) with a purchase or investment price not exceeding $10 million in value or $50 million in the aggregate;

(h) incur, issue, or amend in any material respect the terms of, any indebtedness for borrowed money (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), or assume, guarantee or otherwise become liable for any indebtedness for any Person, in each case, greater than $2.5 million, except for indebtedness incurred (i) under the Existing Credit Agreement in the ordinary course of business (provided the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under the Existing Credit Agreement, including by exercising any accordion options), (ii) under capital leases, purchase money financing, equipment financing and letters of credit, in each case, in the ordinary course of business or (iii) between or among the Company or any of its wholly-owned Subsidiaries;

(i) enter into, modify, amend or terminate any Company Material Contract with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less other than in the ordinary course of business or upon the expiration of any such Company Material Contract in accordance with its terms;

(j) make any change to its methods of accounting in effect at December 31, 2020, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents on or prior to the date hereof;

(k) except as contemplated by this Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than with respect to or among wholly owned subsidiaries of the Company);

(l) settle, release, waive or compromise any pending material litigation other than (i) settlements or compromises of litigation for solely monetary payments in the aggregate where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed, individually or in the aggregate, the amounts set forth in Section 6.1(l) of the Company Disclosure Letter or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

(m) (i) sell, assign, license (other than Non-Material Licenses), abandon, transfer or otherwise dispose of any material Company Intellectual Property Rights to any Person other than the Company or a Subsidiary of the Company, other than the expiration of such Company Intellectual Property Rights at the end of its maximum statutory term or abandonment of registrations or applications for Intellectual Property Rights in the ordinary course of business, or (ii) disclose any material trade secrets or other material confidential information, other than (A) to the Company or a Subsidiary of the Company or (B) pursuant to a written non-disclosure agreement (or similar obligation by operation of law) entered into in the ordinary course of business with reasonable confidentiality provisions (or similar protections) in favor of, the Company;

(n) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $10,000,000, other than (i) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for the periods following the date of this Agreement, as provided to Parent prior to the date of this Agreement or (ii) with respect to capitalized data or capitalized internal labor in the ordinary course consistent with past practice;

(o) make, change, revoke, rescind, or otherwise modify any material tax election; (ii) materially amend or otherwise materially modify any material Tax Return; (iii) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method; or (iv) settle, consent to, or compromise (in whole or in part) any material claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material Taxes (including, without limitation, by entering into any closing or other settlement agreement with any Taxing Authority);

(p) sell, transfer or assign to any Third Party any material line of business of the Company and its Subsidiaries, taken as a whole; or

(q) enter into any agreement to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 6.1, any reasonable action taken, or omitted to be taken, by the Company in response to COVID-19 shall not be deemed to be a breach of this Section 6.1 or require the consent of Parent to the extent that such action is reasonably necessary and taken in good faith; provided that, prior to taking, or omitting to take, any such action, the Company shall reasonably consult with Parent as to any such action (or omission) and take into consideration the reasonable concerns of Parent and consider in good faith any reasonable suggestions of Parent with respect to such action (or failure to act).

Section 6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the timely receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC not later than thirty (30) calendar days following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, except, in each case, for any amendment or supplement to the Proxy Statement in connection with an Adverse Recommendation Change or a Superior Proposal, or to the extent prohibited by Law.

(b) The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable (and in any event within five (5) Business Days) after the later of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”) and (ii) the record date for the Stockholders’ Meeting; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) The Company shall, as promptly as practicable following the SEC Clearance Date, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting (which shall in no event be scheduled for later than the thirtieth (30th) day following the first mailing of the Proxy Statement to the Company’s stockholders). The Company may postpone or adjourn the Stockholders’ Meeting (and shall postpone or adjourn the Stockholders’ Meeting upon the reasonable request of Parent in the event of clauses (B), (C) and (D) only) (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting or (D) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval. As promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Stockholders’ Meeting. Once the Company has established the record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall, through the board of directors of the Company, provide the Company Recommendation and include the Company Recommendation in the Proxy Statement. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall use reasonable best efforts to solicit proxies in favor of the Requisite Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Common Stock for the purpose of obtaining the Requisite Stockholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), approval of this Agreement, holding the Company Stockholder Advisory Vote and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Stockholders’ Meeting.

Section 6.3 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger (any such Action, “Merger Litigation”), (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the Company shall not be required to make or agree to make any payment to such Third Parties or accept any material conditions or obligations with respect thereto), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Merger Litigation, and the right to consult on the settlement with respect to such Merger Litigation, and the Company will in good faith take such comments into account and no such settlement shall be agreed to, or offered, with respect to the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Each of the parties hereto shall (A) promptly (and in no event later than ten (10) Business Days following the date hereof) make its filings under the HSR Act, and as soon as reasonably practicable thereafter make any other applications and filings required under the Antitrust and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby, including the Merger, (B) respond to at the earliest practicable date any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust and Foreign Investment Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to consider all reasonable material additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust and Foreign Investment Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b) Without limiting anything in this Section 6.3, (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii) Parent and Acquisition Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible (and in any event at least five (5) Business Days prior to the Termination Date), including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company or its Subsidiaries or of Parent or Acquisition Sub, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of the Company or its Subsidiaries or of Parent or Acquisition Sub, (C) requiring Parent or Acquisition Sub or the Company or its Subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent or Acquisition Sub or the Company or its Subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; provided that any such action contemplated by clause (ii) above is conditioned upon the consummation of the transactions contemplated by this Agreement.

(c) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either party and any Governmental Authority with respect to this Agreement; provided, however, that the parties shall not be required to share copies of filings made under the HSR Act. The Company and Parent, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege or confidentiality concerns, exclude any information relating to Company valuation and similar matters relating to the transactions contemplated herein, or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Parent and Acquisition Sub shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority under Antitrust and Foreign Investment Laws necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Authority entering an Order under Antitrust and Foreign Investment Laws prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent, the Financing Sources and their respective Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, management personnel, Contracts, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (b) violate applicable Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege (provided, in each case, that the Company shall give Parent notice of any information so withheld and the parties shall cooperate in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause significant competitive harm, violate applicable Law or Contract or cause any waiver of privilege); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates

(including Acquisition Sub) not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.5 Non-Solicitation; Competing Proposals.

(a) Except as expressly permitted by this Agreement, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly (and in any event within two (2) Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement. Except as otherwise provided in this Section 6.5, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (ii) participate or engage in negotiations or discussions (other than informing Persons of the provisions contained in this Section 6.5 in response to a bona fide, unsolicited inquiry) with, or furnish any nonpublic information to, any Person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal, (iii) grant access to the properties, books, records or personnel of the Company or its Subsidiaries to any Person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal, (iv) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any Third Party under any standstill or confidentiality agreement; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make a Competing Proposal if failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties to the stockholders of the Company under applicable Law or (v) approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or Contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement in accordance with the provisions of Section 6.5(c)) (any such letter of intent, memorandum of understanding, agreement or Contract, an “Alternative Acquisition Agreement”).

(b) From the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, as promptly as reasonably practicable, and in any event within one (1) calendar day of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry, proposal or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed of the status and any material amendment or modification of (and supplementally provide the terms of) any such Competing Proposal, inquiry, proposal or request on a prompt basis, and the status of any discussions or negotiations, and in any event within one (1) calendar day following the Company’s receipt in writing of such an amendment or modification.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to compliance with the rest of this Section 6.5, at any time after the execution of this Agreement and prior to the receipt of the Requisite Stockholder Approval, in the event that the Company receives a bona fide, unsolicited Competing Proposal from any Person which did not result from a material breach of this Section 6.5, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal to the Company or the Company’s board of directors (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(d) Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to the Company’s stockholders, or otherwise declare advisable, any Competing Proposal, (C) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case, within five (5) Business Days after Parent so requests in writing following a publicly announced Competing Proposal, (D) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s board of directors or (E) fail to include the recommendation of the Company’s board of directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with the terms of Section 6.5(c)). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may (A) make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Company’s board of directors as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company’s board of directors as of the date of this Agreement) (an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account)), only if the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law or (B) if the Company has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of this Section 6.5 and that is not withdrawn, and the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) (including making payment of the Termination Fee) and substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Competing Proposal that constitutes a Superior Proposal, if and only if, the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and the Company has complied in all material respects with this Section 6.5 with respect to such Competing Proposal and the Person making such Competing Proposal; provided, however, that (x) no Adverse Recommendation Change may be made and (y) no termination of this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) may be effected, in each case unless and until: (i) the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent of the Company’s board of directors’ intent to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”), which Notice of Adverse Recommendation shall specify in reasonable detail the applicable Intervening Event or Superior Proposal and which Notice of Superior Proposal shall specify the terms and conditions (and include the most current version of each proposed Contract providing for such Superior Proposal, including any Contract relating to financing) of any such Competing Proposal which the board of directors of the Company has concluded constitutes a Superior Proposal and the identity of the Person making such Competing Proposal, (ii) during the Notice Period, if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (iii) in determining whether to make such Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii), as applicable, the board of directors of the Company shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal during the Notice Period (as may be extended). Any material revision to any Competing Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(d); provided that the new Notice Period shall be three (3) Business Days (but in no event shorter than the original four (4) Business Day Notice Period).

(e) Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that solely describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided, that the Company does not make any recommendation in connection therewith other than a recommendation against such offer.

(f) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act (x) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) (or the right to acquire beneficial ownership) of more than twenty percent (20%) of the total outstanding equity securities of the Company (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole, (y) with respect to the issuance, sale or other disposition, directly or indirectly to any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act, of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company, or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or its Subsidiaries pursuant to which any Person or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than 20% of the total outstanding equity securities of the Company (by vote or value) after giving effect to the consummation of such transaction.

(ii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the board of directors of the Company considers to be appropriate (including the identity of the Third Party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).

(g) Any breach of this Section 6.5 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, in each case, as provided in the respective organizational documents of the Company or its Subsidiaries or any indemnification or similar agreements as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except as required by applicable Law.

(b) Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries (which insurance coverage shall be substantially the same as in effect as of the date of this Agreement), as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount). In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6)-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable, documented attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5 or in connection with any litigation among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants with respect to this Agreement and the transactions contemplated hereby; provided that such communication is consistent with prior communications of the Company or a communications plan agreed to by Parent and the Company.

Section 6.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries immediately following the Effective Time are hereinafter referred to as the “Continuing Employees”. For the period commencing at the Effective Time and ending on the date that is twelve (12) months following the Effective Time occurs (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to Effective Time, (ii) short -term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) that are substantially comparable in the aggregate to the short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) provided to each such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding equity or equity-based, defined benefit pension, severance, change in control, retention and nonqualified deferred compensation and retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to such employee benefits (excluding equity or equity-based, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation) provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time and set forth on Section 4.12(a) of the Company Disclosure Letter and provided to Parent prior to the date hereof or, if greater, the severance payments and benefits that are provided to similarly situated employees of Parent and its Subsidiaries at the time of such termination.

(b) Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor all obligations under the change in control agreements, employment agreements, supplemental benefit plans, separation agreements, retention agreements and supplemental pension plans listed on Section 4.12(a) of the Company Disclosure Letter and that are designated with an “*” in accordance with their terms as in effect immediately prior to the Effective Time.

(d) For purposes of determining eligibility to participate, vesting and, with respect to vacation and paid time off benefits only, level of benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Continuing Employee participates immediately after the Effective Time (collectively, the “New Plans”), such Continuing Employee shall receive service credit for his or her years of service with the Company and its Subsidiaries (and any respective predecessors) prior to the Effective Time to the same extent and for the same purpose as such service credit was granted under the corresponding Company Benefit Plan in which such Continuing Employee participated prior to the Effective Time, except for purposes of benefit accrual under any defined benefit pension plan, for any purpose under any equity-based plan or to the extent any such service credit would result in the duplication of benefits or compensation. In addition and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable best efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement whether express or implied, shall (i) be treated as an establishment, amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit or compensation plans of the Company, Parent or any of their Affiliates or as a guarantee of employment or service for any employee of the Company or any of its Subsidiaries, any Continuing Employee or any other Person or (ii) create any rights or benefits (including any third-party beneficiary rights) in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual), other than the parties to this Agreement.

(f) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto.

Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub shall not amend or otherwise change any of the Parent Organizational Documents, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent and Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.11 Financing.

(a) Each of Parent and Acquisition Sub shall, and shall cause its Subsidiaries, and shall use reasonable best efforts to cause each of their Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing, on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below) (including any “flex” provisions applicable to the Debt Financing), including using (and causing its Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, (ii) negotiate, enter into and deliver (and, as applicable, cause its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing (such agreements, the “Definitive Financing Agreements”) on the terms and conditions set forth in the Financing Commitments (including any “flex” provisions applicable to the Debt Financing) or on other terms that are no less favorable to Parent (unless, other than with respect to conditionality, availability and amount (solely to the extent that, after giving effect to any reduction in the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount), Parent would not have sufficient cash proceeds to fulfill its Funding Obligations on the Closing Date) of the Debt Financing, such terms are acceptable to Parent in its sole discretion), which Definitive Financing Agreements shall be in effect by no later than the Closing, (iii) satisfy, on a timely basis (taking into account the anticipated timing of the Marketing Period), all conditions and covenants to the Debt Financing and the Definitive Financing Agreements related thereto to the extent within Parent’s, Acquisition Sub’s or their respective Affiliates’ control and assist in the satisfaction of all other conditions to the Debt

Financing and the Definitive Financing Agreements, (iv) cause the Debt Financing Sources to fund the Debt Financing at or prior to the Closing, including by enforcing such person’s funding obligations by seeking specific performance (and the rights of Parent, Acquisition Sub and their Affiliates) under the Debt Financing in the event of a breach by any Debt Financing Source that impedes or delays (or could reasonably be expected or delay) the Closing and (v) to the extent exercisable by the Debt Financing Sources under the Debt Commitment Letter, accept to the fullest extent set forth therein all flex provisions contemplated by the Debt Commitment Letter.

(b) Neither Parent nor its Affiliates shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing (other than to effect any flex provisions set forth in the Debt Commitment Letter) without the prior written consent of the Company if such amendments, supplements, replacements (including in connection with obtaining any Replacement Financing (as defined in the Debt Commitment Letter)), waivers or modifications would (i) reduce the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing) such that Parent would not have sufficient cash proceeds to fulfill its Funding Obligations on the Closing Date, (ii) impose new or additional conditions or contingencies to the Debt Financing or otherwise expand, amend or modify any of the conditions or contingencies to the Debt Financing or (iii) otherwise expand, amend or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner adverse to Acquisition Sub (or its Affiliates) or that otherwise in any such case would or would reasonably be expected to (x) prevent, delay, make less likely the funding of the Debt Financing (or the satisfaction of the conditions to the Financing) at the Closing or impair the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement, (y) adversely impact the ability of Parent or Acquisition Sub, or any of their Affiliates’ ability, to enforce its rights against the Debt Financing Sources or any other parties to the Financing Commitments or the definitive agreements with respect thereto or (z) adversely affect the ability of Acquisition Sub to timely obtain the Debt Financing or consummate the transactions contemplated hereby; provided that, for the avoidance of doubt, Parent may amend, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or similar entities of similar creditworthiness that have not executed the Debt Commitment Letter as of the date hereof. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Financing Commitments or any definitive agreement with respect to the Financing and shall not release or consent to the termination of the obligations of any Financing Source under the Financing, in each case, without the prior written consent of the Company, unless such Financing Commitment or any definitive agreement with respect to the Financing is contemporaneously replaced with a new Debt Commitment that complies with the first sentence of this Section 6.11(b). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended or modified, to the extent such amendment or modification is permitted by this Section 6.11, and references to “Debt Commitment Letter”, “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended or modified (or commitments or financing sources, as applicable), to the extent permitted by this Section 6.11.

(c) In the event that (i) all or any portion of the Debt Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto), (ii) Parent or Acquisition Sub becomes aware of any event or circumstance that could reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter or (iii) any definitive agreement with respect to the Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, by any other party thereto, Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, promptly after the occurrence of such event, (A) notify the Company in writing thereof, (B) in case of clause (i), above, use their respective reasonable best efforts to arrange and obtain alternative debt financing from the same or alternative financial institutions in an amount sufficient to enable Parent and Acquisition Sub to satisfy its Funding Obligations on the Closing Date that does not impose any conditions that are more burdensome on Parent, Acquisition Sub or their Affiliates or any terms that prevent, delay or impair the ability of Parent and Acquisition Sub to obtain the Debt Financing or consummate the transactions contemplated hereby, as compared to the conditions set forth in the Debt Commitment Letter as of the date hereof, taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event (the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing agreements to the Company with respect to such Alternative Financing, including true, correct and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms (none of which would affect the availability or amount of, impose additional or new conditions on (or expand or modify any existing conditions), affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Debt Financing at the Closing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided that neither Parent nor Acquisition Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions (including any flex provisions applicable thereto) materially less favorable to Parent and/or Acquisition Sub than those contemplated in the Debt Commitment Letter (including any flex provisions applicable thereto). For purposes of this Agreement, references to “Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 6.11, and references to “Debt Commitment Letter”, “Debt Financing Sources”, or “Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 6.11.

(d) Each of Parent and Acquisition Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and/or Acquisition Sub to consummate the transactions contemplated hereby.

(e) Parent and/or Acquisition Sub shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Financing Commitments promptly (and in any event within two (2) Business Days) upon their execution, (ii) give the Company prompt (and in any event within two (2) Business Days) written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach or default by any party to the Financing Commitments and/or any Definitive Financing Agreement of which Parent or Acquisition Sub becomes aware, (y) any actual or threatened withdrawal, repudiation or termination of the Financing Commitments and/or any Definitive Financing Agreement, including the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened withdrawal, repudiation or termination by any party to the Financing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (iii) give the Company prompt notice (and in any event within two (2) Business Days) of each material dispute or disagreement between or among any parties to the Financing Commitments or any Definitive Financing Agreement that would or would reasonably be expected to prevent or delay the funding of the Debt Financing (or the satisfaction of the conditions to the Financing) at the Closing or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement, (iv) notify the Company promptly (and in any event within two (2) Business Days) if for any reason Parent or Acquisition Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein and (v) upon written request, otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any Alternative Financing). As soon as reasonably practicable, but in any event within three (3) Business Days following the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

Section 6.12 Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to, and shall (x) cause its Subsidiaries and (y) use reasonable best efforts to cause their respective officers, directors, employees and accountants to, at Parent’s sole cost and expense, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent or Acquisition Sub to assist Parent and Acquisition Sub in connection to Parent’s efforts to obtain the Debt Financing or any Replacement Financings, including using reasonable best efforts to: (i) furnish, or cause to be furnished to, Parent, Acquisition Sub and/or its Debt Financing Sources the Required Information and all other customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (ii) cause members of senior management of the Company to participate (which participation shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender meetings, lender presentations, due diligence sessions, road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed locations and times, (iii) provide reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing or any Replacement Financings (including by reasonably assisting in the preparation of such materials that do not include material non-public information), in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, (iv) delivering information and documentation related to the Company and its Subsidiaries that is required by paragraph 6 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) and reasonably requested by Parent or the Debt

Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act, which information shall be provided no later than three (3) Business Days prior to the Closing Date), (v) provide reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including indentures, loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested by Parent or Acquisition Sub and subject to the occurrence of the Closing, (vi) provide reasonable and customary assistance with facilitating the pledging of collateral in connection with the Debt Financing or any Replacement Financings, including executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, and documents as may be reasonably requested by Parent or Acquisition Sub, (vii) at the reasonable request of Parent or Acquisition Sub, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), using reasonable best efforts to file a Form 8-K with the SEC disclosing information identified by Parent or Acquisition Sub relating to the Company and its Subsidiaries for purposes of permitting such information to be included in marketing or offering materials or memoranda for the Debt Financing or any Replacement Financings to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, Acquisition Sub, the Company, any of their respective Affiliates or any of their respective securities, it being understood that such information shall not include projections or other information not customarily included in a Rule 144A offering memorandum and (viii) using reasonable best efforts to supplement the Required Information on a reasonably current basis to the extent that any Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading; provided, that the such requested cooperation shall not (A) cause any representation or warranty in this Agreement to be breached, (B) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) require the Company or any of its Subsidiaries or their respective Representatives to (i) execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time, (ii) deliver or cause the delivery of any legal opinions, (iii) deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection to the Debt Financing or any Replacement Financings, in each case that would be effective prior to the Effective Time, (iv) adopt any resolutions, execute any consents or otherwise take an corporate or similar action or deliver any certificate, in connection with the Debt Financing, any Replacement Financings or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time or (v) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing or any Replacement Financings, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time, (D) require the Company or any of its Subsidiaries or their respective Affiliates and Representatives to deliver any certificates or take any action pursuant to this Section 6.12 if doing so could result in liability to the Company or such Subsidiary, Affiliate or Representatives, (E) require the Company or any of its Subsidiaries to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or that is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege, (F) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a violation or breach of, or default under, any Company Material Contract (other than any Company Material Contract being entered in contemplation hereof), (G) require the Company or any of its Subsidiaries to enter into or approve any binding commitment prior to the Effective Time, (H) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or (I) prepare or deliver any financial statements or other financial data other than the Required Information. Neither the Company nor any of its Affiliates or Subsidiaries shall have any liability to Parent or Acquisition Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.12. Unless otherwise agreed by the Company, all non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement. Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any out-of-pocket reasonable and documented expenses and costs (including reasonable outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 6.11 or this Section 6.12 and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation, (2) the Debt Financing or any Replacement Financings, (3) any information used in connection with the Debt Financing (except with respect to written information provided by the Company or any of its Affiliates specifically for inclusion in offering materials relating to the Debt Financing or any Replacement Financings) and (4) any action taken by any of them at the request of Parent or Acquisition Sub pursuant to this Section 6.12, except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from the fraud or willful misconduct of the Company or any of its Affiliates or Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing or any Replacement Financings; provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company, any of its Subsidiaries or their reputation or goodwill. Notwithstanding anything contained herein to the contrary, the condition set forth in Section 7.2(c), as it applies in respect of the Company’s obligations under this Section 6.12, shall be deemed satisfied unless the Company has knowingly and willfully materially breached its obligations under this Section 6.12 and which such breach was a proximate cause in Parent not being able to obtain the Debt Financing or any Replacement Financings.

Section 6.13 Repayment of Indebtedness.

(a) In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.13 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall on or prior to the Closing Date, provide Parent with a customary payoff letter (the “Payoff Letter”) from the agent under the Existing Credit Agreement, which Payoff Letter shall set forth the aggregate amount required to satisfy in full all such indebtedness of the Company or any of its Subsidiaries to be discharged at the Closing and provide for the automatic release of Liens upon the payment of such amount.

(b) The Company shall use its reasonable best efforts to: (i) prior to Closing, assist Parent in preparing to, following Closing, issue a notice of redemption for the aggregate principal amount of any of the Company Notes requested by Parent in writing, pursuant to the indentures governing the Company Notes (the “Company Indentures”) in order to effect a redemption and (ii) other than (A) the payment of funds by the Company or any of its Subsidiaries or Affiliates towards the redemption and/or satisfaction and discharge of the Company Notes under the Company Indentures, as applicable, and (B) requiring the Company to cause its counsel to deliver any legal opinions in connection with this Section 6.13(b), provide such other cooperation reasonably requested by Parent to facilitate the redemption of the Company Notes (and/or, if elected by Parent, the satisfaction and discharge of any Company Indenture) following the Effective Time; provided that, in each case, Parent shall provide the Company the opportunity to review and comment on such notices and any other documents in connection with this Section 6.13(b) reasonably in advance of their delivery, without the Company being required to request such documents from Parent, and, after review and consultation, Parent shall accept, in all material respects, the Company’s comments. The Company shall not be required to take any action (i) until Parent has provided forms of the notice of redemption and other related documents or (ii) if the Company determines that such action would reasonably be expected to violate the terms of any Contract to which the Company or any of its Subsidiaries is a party.

Section 6.14 Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.

Section 6.15 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.16 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Stock Exchange Matters. Each of the parties hereto agrees to cooperate with each other in taking or causing to be taken all actions necessary for the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.18 Rights Agreement. The Company and its board of directors shall (a) take all actions necessary to ensure that the Rights Agreement does not become applicable to the Merger and (b) if the Rights Agreement becomes applicable to the Merger, take all actions necessary to eliminate the effect of the Rights Agreement on the Merger. Parent acknowledges that, on the date hereof in connection with the execution and delivery of this Agreement, the Company has entered into the Rights Agreement Amendment, which provides that the Rights shall expire and shall cease to be exercisable effective as of immediately prior to the Effective Time.

Section 6.19 Takeover Laws. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the members of the Company’s board of directors shall grant such approvals and take such actions as are reasonably necessary to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

Section 6.20 United States Real Property Holdings Company. On the Closing Date, the Company shall deliver to Parent and Acquisition Sub a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a United States real property holding company as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the IRS.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter shall have expired, been terminated or clearance decisions shall have been obtained, and there shall not be in effect any voluntary agreement with a Governmental Body not to consummate the Merger; and

(c) no Governmental Authority (i) of competent jurisdiction in any jurisdiction in which the Company, Parent or any of their respective Affiliates have material business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or (ii) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger if the effect of violating such Law or Order would impose, or would reasonably be expected to impose, criminal penalties upon Parent, Acquisition Sub, the Company or any of its Subsidiaries.

Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.20 (Brokers), Section 4.23 (Takeover Statutes) and Section 4.24 (Rights Agreement), without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, shall be required to be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Section 4.2(a) (Capitalization) (other than clauses (C) through (E) of the fourth sentence of Section 4.2(a)), Section 4.2(d)(ii) (on an aggregate basis and not with respect to any individual Company Equity Award) and Section 4.2(d)(iii) (on an aggregate basis and not with respect to any individual Company Equity Award) shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) other than for de minimis errors and (iii) Section 4.9(ii) (Absence of Certain Changes) shall be required to be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;

(c) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(d) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a)¸ 7.2(b) and 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on August 9, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction described in Section 7.1(c), shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement (including as set forth in Section 6.3); or

(iii) the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) by the Company, if:

(i) Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be capable of being satisfied;

(ii) prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d) (after compliance in all material respects with the terms of Section 6.5); provided, that (i) substantially concurrently with such termination, the Company enters into the Alternative Acquisition Agreement with respect to such Superior Proposal and (ii) prior to or substantially concurrently with such termination, the Company pays (or causes to be paid) the Termination Fee to (or at the direction of) Parent; or

(iii) (A) all the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the conditions set forth in Section 7.3, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time, (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) and the basis for such termination and (E) the Merger shall not have been consummated by the end of such three (3) Business Day period; or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(c), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be capable of being satisfied; or

(ii) the board of directors of the Company shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Affiliates or Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, the Company shall be entitled to seek damages that include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, including lost stockholder premium), resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Guarantees, the expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12 (collectively, the “Debt Costs”) and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms; provided, further, that notwithstanding anything in this Agreement to the contrary (including, for clarity, as set forth in this Section 8.2), in no event shall the Parent Related Parties have any monetary liability or obligation under this Agreement in the event this Agreement is validly terminated pursuant to Section 8.1 (including any monetary liability or obligation pursuant to Section 6.11, Section 6.12, this Section 8.2 and Section 8.3) in an aggregate amount greater than the sum of (i) the amount of the Reverse Termination Fee and (ii) $7.5 million (such sum, the “Parent Liability Limit”).

Section 8.3 Termination Fees.

(a) In the event that:

(i) (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal, or any Competing Proposal shall have been publicly made or disclosed, after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i) as a result of a knowing and intentional breach of any covenant or agreement under this Agreement by the Company, and any such Competing Proposal had not been withdrawn at least five (5) Business Days prior to the event giving rise to the termination of this Agreement, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into an Alternative Acquisition Agreement providing for the consummation of a Competing Proposal (which is subsequently consummated); provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii),

then the Company shall, (A) in the case of clause (i) above, on the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b) In the event this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) or (ii) the Company or Parent pursuant to Section 8.1(b)(i) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent shall, in the case of termination by (A) Parent, simultaneously with such termination or (B) the Company, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Reverse Termination Fee (it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion).

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.3(e) and Section 9.9, the Company’s receipt in full of the Reverse Termination Fee pursuant to Section 8.3(b), together with any Enforcement Expenses or payments pursuant to Section 6.11 and Section 6.12 of any Debt Costs, in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent, Acquisition Sub, the Guarantors, the Debt Financing Sources or any of their respective Affiliates and all of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation to the Company, its Subsidiaries or any other Company Related Party relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated to comply with the terms of the Confidentiality Agreement). The parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.9(b) and payment of the Reverse Termination Fee in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.9(b) that results in the Closing occurring and (y) payment of the Reverse Termination Fee. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Related Parties in the event Parent or Acquisition Sub fails to consummate the transactions contemplated by this Agreement or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement shall not exceed the Parent Liability Limit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.3(e) and Section 9.9, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), together with any Enforcement Expenses, in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s) (in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The parties acknowledge and agree that if Parent receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of such payments made by the Company prior to paying the Termination Fee in respect of any such breaches.

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of two percent (2%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”); provided, however, that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses and Debt Costs payable by Parent and Acquisition Sub, on the other hand, exceed $7.5 million in the aggregate.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that (i) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders and (ii) any amendment to this Section 8.4 or Section 8.3, Section 9.7, Section 9.8, Section 9.10 or Section 9.12, in each case to the extent such amendment would affect the rights of a Debt Financing Source under such Section in a manner that is materially adverse to such Debt Financing Source, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall pay all costs and Expenses in connection with the filings of the notification and report forms under any Antitrust and Foreign Investment Laws in connection with the transactions contemplated by this Agreement. Parent shall or, following the Effective Time, shall cause the Surviving Corporation to, timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger; provided that, for the avoidance of doubt, that any Taxes imposed on income or gains as a result of the transactions contemplated by this Agreement shall be for the account of the applicable Company stockholder or holder of Company Options, Company RSUs, Company PSUs, or any other interest in the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Email: PMundheim@stonepoint.com

Attention: Peter Mundheim

c/o Insight Partners

1114 Avenue of the Americas, 36th Fl.

New York, NY 10036

Email: AProdromos@insightpartners.com

Attention: Andrew Prodromos

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email: daniel.wolf@kirkland.com, david.feirstein@kirkland.com and ravi.agarwal@kirkland.com

Attention: Daniel Wolf, P.C., David B. Feirstein, P.C. and Ravi

Agarwal, P.C.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: melwyn@willkie.com; nsawyer@willkie.com

Attention: Morgan D. Elwyn; Nathan D. Sawyer

if to the Company:

CoreLogic, Inc.

40 Pacifica, Suite 900

Irvine, CA 92618

Email: aahenry@corelogic.com

Attention: Francis Aaron Henry

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Email: Stephen.Arcano@skadden.com

Neil.Stronski@skadden.com

Attention: Stephen F. Arcano, Esq.

Neil P. Stronski, Esq.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an acknowledgement that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent or Acquisition Sub (or words of similar import) mean the documents that were posted to the VDR prior to the execution of this Agreement.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Sections 8.3(c), 8.3(d) and 8.3(e) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letters or the Guarantees.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent or Acquisition Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement), (b) after the Effective Time, to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided that any assignment by Parent or Acquisition Sub shall not relieve Parent or Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantees, the Equity Commitment Letters and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (B) the Debt Financing Sources under the Debt Financing of Parent and Acquisition Sub (with respect to Section 8.3, Section 8.4, Section 9.7, Section 9.8, Section 9.10, and Section 9.12), (C) the Parent Related Parties (with respect to Section 8.3) and (D) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.

Section 9.8 Governing Law.

(a) This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter (including as it relates to (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent has the right to terminate its obligations hereunder pursuant to Section 8.1(d)(i) or decline to consummate the Closing as a result thereof without resulting in the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement pursuant to Section 7.2(a) and (C) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will in each case be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 9.9(b), the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 9.9(b), each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order. Notwithstanding anything to the contrary contained herein, this Section 9.9(a) is not intended to, and shall not be construed to, limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c), Section 8.3(d) and Section 9.9(b).

(b) Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Acquisition Sub set forth herein, it is explicitly agreed that prior to a valid termination of this Agreement in accordance with Section 8.1, the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company directly to cause, in accordance with its third party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) Parent fails to consummate the Closing on the date on which the Closing Date is required to have occurred pursuant to Section 2.2, (iii) the financing provided for by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.11(c), pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, (iv) the Company is ready, willing and able to consummate the Closing and the Company has irrevocably confirmed in a written notice that if specific performance is granted and the Equity Financing and Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.11(c), pursuant to the commitments with respect thereto) are funded, then the Closing will occur and (v) Parent does not consummate the Closing within three (3) Business Days after delivery of the written notice specified in clause (iv) above (it being understood that the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied) shall remain satisfied at the close of business on such third (3rd) Business Day). For the avoidance of doubt, the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b), but in no event be entitled to obtain both (x) a grant of specific performance pursuant to this Section 9.9(b) and (y) payment of the Reverse Termination Fee or any monetary damages, and the Company’s termination of this Agreement triggering the Company’s right to receive the Reverse Termination Fee pursuant to Section 8.3(b) or its acceptance of all of the Reverse Termination Fee shall terminate any right of the Company to injunctive relief or specific performance hereunder to cause the Closing to occur.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereto hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any Action (whether at law, in equity, in contract, in tort or otherwise) brought against any Debt Financing Source in connection with the transactions contemplated under this Agreement.

(b) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Acquisition Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELESTIAL-SATURN PARENT INC.

By:	/s/ Agha S. Kahn
Name: Agha S. Kahn
Title: President

CELESTIAL-SATURN MERGER SUB INC.

By:	/s/ Agha S. Kahn
Name: Agha S. Kahn
Title: President

CORELOGIC, INC.

By:	/s/ Frank D. Martell
Name: Frank D. Martell
Title: President and Chief Executive Officer

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, charge, complaint, grievance, action, suit, summons, citation or subpoena, arbitration, or any audit, proceeding or investigation of any kind or nature, whether civil, criminal, regulatory or otherwise, at law or in equity by or before (or that could come before) any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than (i) those shares cancelled pursuant to Section 3.1(a) and (ii) Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(a).

“Alternative Financing” shall have the meaning set forth in Section 6.11(c).

“Anti-Corruption Laws” shall mean any applicable Law, statute, ordinance, or code in any part of the world related to combating bribery, corruption, including Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption; the Foreign Corrupt Practices Act of 1977, as amended; and the UK Bribery Act 2010.

“Antitrust and Foreign Investment Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign, national or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or foreign investments.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Cannae” shall mean Cannae Holdings, Inc. and its Affiliates.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity or equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing), in each case, (i) which is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, including for the benefit of or relating to any current or former director or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation (including on account of an ERISA Affiliate).

“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Cash on Hand” shall mean all cash of the Company and its Subsidiaries.

“Company Charter” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.13(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.

“Company Equity Plan” shall mean, collectively, the Company’s 2018 Performance Incentive Plan, the Company’s Amended and Restated 2011 Performance Incentive Plan and the Company’s 2006 Incentive Compensation Plan.

“Company ESPP” means the 2012 Employee Stock Purchase Plan.

“Company Indentures” shall have the meaning set forth in Section 6.13(b).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” shall mean any condition, fact, occurrence, development, change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the assets, properties, liabilities, operations, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that conditions, facts, occurrences, developments, changes, events, effects or circumstances, to the extent they directly or indirectly relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, fact, occurrence, development, change, event, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19 or COVID Measures), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators; (vi) any action taken that is expressly required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Acquisition Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) the changes to the composition of the Company’s board of directors as a result of the November Stockholder Meeting; and (ix) any changes to the composition of the Company’s board of directors as a result of the Senator and Cannae Consent Solicitation; provided, further, that in the case of clauses (i), (ii), (iii) and (iv), any such condition, fact, occurrence, development, change, event, effect or circumstance may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent (and only to the extent) such condition, fact, occurrence, development, change, event, effect or circumstance has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Notes” shall mean the Company’s outstanding 7.55% senior debentures due 2028.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company Option Consideration” shall have the meaning set forth in Section 3.3(a).

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company PSU” shall mean each performance stock unit granted pursuant to a Company Equity Plan or otherwise that vests on the basis of time and the achievement of performance targets and pursuant to which the holder of such performance stock unit has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 3.3(c).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger, this Agreement and the transactions contemplated hereby.

“Company Related Parties” shall have the meaning set forth in Section 8.3(b).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder of such restricted stock unit has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 3.3(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Securities” shall have the meaning set forth in Section 4.2(a).

“Company Stock Units” shall mean any of the Company RSUs and the Company PSUs.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Systems” means all of the following to the extent used by or for, or otherwise relied on by, the Company or any of its Subsidiaries (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, networks, co-location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations).

“Competing Proposal” shall have the meaning set forth in Section 6.5(f)(i).

“Compliant” means, with respect to the Required Information, that (i) such Required Information provided by the Company, taken as a whole, does not contain any untrue statement of a material fact, or omit to state any material fact necessary to make such Required Information not materially misleading under the circumstances in which made; (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for an offering of debt securities of such type, (iii) the Company’s auditors have not withdrawn any audit opinion on any of the audited financial statements contained in the Required Information; (iv) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iv) if such restatement is completed or the Company has determined no such restatement is required); and (v) the financial statements included in the Required Information that is available to Purchaser on the first day of the Marketing Period would be sufficiently current on any day during the twelve (12) consecutive Business Day period beginning on such date to permit a registration statement of the Company using such financial statements to be declared effective by the SEC on the last day of such twelve (12) consecutive Business Day period.

“Confidentiality Agreement” shall mean the confidentiality agreement dated November 26, 2020 between Stone Point Capital LLC and the Company (as may be amended, modified or supplemented from time to time), together with any joinders thereto.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any legally binding contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Data” shall have the meaning set forth in the definition of “Process.”

“Data Security Requirement” shall have the meaning set forth in Section 4.14(d).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Debt Costs” shall have the meaning set forth in Section 8.2.

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Financing Sources” shall mean the entities, including the Lenders, that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter, including parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, advisors, and representatives and their respective successors and assigns.

“Debt Payoff Amount” shall have the meaning set forth in Section 6.13(a).

“Definitive Financing Agreements” shall have the meaning set forth in Section 6.11(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Enforcement Expenses” shall have the meaning set forth in Section 8.3(e).

“Environmental Laws” shall mean all Laws relating to pollution, public or worker health or safety or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect prior to or as of the date hereof.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Evercore” shall have the meaning set forth in Section 4.20.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of August 10, 2017 (as amended by the First Amendment, dated as of May 31, 2019, and as further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, CoreLogic Australia Pty Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust and Foreign Investment Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Final Offering Period” shall have the meaning set forth in Section 3.3(d).

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a).

“Funding Obligations” shall have the meaning set forth in Section 5.7(b).

“Funds” shall have the meaning set forth in Section 5.7(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, territorial, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Guarantees” shall have the meaning set forth in the Recitals.

“Guarantors” shall have the meaning set forth in Section 5.7(a).

“Hazardous Materials” shall mean all substances, materials or wastes as to which liability or standards of conduct are imposed pursuant to any Environmental Law due to their hazardous or deleterious effects, including all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Intervening Event” shall have the meaning set forth in Section 6.5(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of any of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: Jim Balas, Melanie Graper, Aaron Henry and Frank Martell; and (ii) for Parent: Agha Khan.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), acts, statutes, codes, rules, ordinances, regulations, or Orders, promulgated by any Governmental Authority, including any COVID Measures.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Lenders” means JPMorgan Chase Bank, N.A.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Marketing Period” means the first period of twelve (12) consecutive Business Days after the date of this Agreement throughout which (i) Parent has the Required Information and (ii) the Required Information is Compliant; provided that the Marketing Period shall not commence prior to March 6, 2021, it being agreed that, (x) if the Company shall in good faith reasonably believe that it has delivered the Required Information and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating the date on which it believes that it completed delivery of the Required Information and the date on which it believes that the Marketing Period commenced), in which case, subject to clause (ii) above, the Marketing Period will be deemed to have commenced on the date of such notice unless Parent, in good faith, reasonably believes that the Marketing Period has not commenced and within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes that the Marketing Period has not commenced) and (y) for the avoidance of doubt, the required delivery of any information in accordance with paragraph 5 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) for any new fiscal period shall result in the “restart” of the Marketing Period, notwithstanding that either (a) a period of twelve (12) consecutive Business Days shall have passed throughout which Parent has had what would otherwise have constituted the Required Information (were the Closing to have occurred prior to such required delivery of financial information for such period) and such information having been Compliant throughout such period or (b) if applicable, the Marketing Period had previously been deemed to commence pursuant to clause (x) above.

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Litigation” shall have the meaning set forth in Section 6.3(a).

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.11(c).

“New Plans” shall have the meaning set forth in Section 6.9(d).

“Non-Material Licenses” shall have the meaning set forth in Section 4.16(a)(viii).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).

“Notice Period” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“November Stockholder Meeting” shall mean the November 17, 2020 special meeting of the Company’s stockholders.

“NYSE” shall have the meaning set forth in Section 4.4(b).

“Old Plans” shall have the meaning set forth in Section 6.9(d).

“Order” shall mean any decree, writ, ruling, award, judgment, injunction or other order by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Liability Limit” shall have the meaning set forth in Section 8.2.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Payoff Letter” shall have the meaning set forth in Section 6.13(a).

“Permitted Events” shall have the meaning set forth in Section 4.24.

“Permitted Lien” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings, for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (c) such Liens or other imperfections of title affecting real property, if any, that do not have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business thereon, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (g) licenses or other grants of Intellectual Property Rights granted in the ordinary course of business, (h) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases of public record that do not materially impair the value, occupancy or use of such real property, (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (j) Liens resulting from securities Laws, (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, and (l) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any data or other information that (i) identifies, relates to, or is reasonably capable of being associated or linked with, a particular individual, household, or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account users names and passwords, cookies, IP addresses, and unique device identifiers), or (ii) is otherwise protected by, subject to, or defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” under, any applicable Law.

“Process” (or “Processing” or “Processed”) means any (i) operation or set of operations which is performed on any data, databases, or collections of data (collectively, “Data”) or information or on sets of Data or information, or (ii) access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, enhancement, aggregation, destruction, or disposal of any Data or information or collections thereof, or set thereof, or any Company System.

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Required Information” shall mean (i) (A) the required financial statements and other pertinent financial information regarding the Company and its Subsidiaries necessary to satisfy the condition set forth in paragraph 5 of Exhibit D to the Debt Commitment Letter (or any successor provision thereof) and (B) the financial, business and other information of the Company and its Subsidiaries that is requested by Parent from the Company to the extent necessary to permit Parent to prepare customary pro forma financial statements (provided, however, that the Company shall have no obligation to prepare any pro forma financial statements or financial statements other than those it prepares in the ordinary course to satisfy its Exchange Act reporting obligations and in the time period it would be required to produce such financials, for Exchange Act reporting purposes), (ii) drafts of customary (for high yield offerings of non-convertible and non-exchangeable debt securities by Parent and for preferred convertible securities by Parent) comfort letters compliant with AU Section 634, including customary (for high yield offerings of non-convertible and non-exchangeable debt securities by Parent and for preferred convertible securities by Parent) negative assurance comfort, with respect to the pro forma financial statements and periods following the end of the latest fiscal year or fiscal quarter, as applicable, for which historical financial statements are included in the applicable offering documents, in each case from the Company’s auditors, and confirmation that such auditors are prepared to deliver such comfort letters throughout the Marketing Period upon completion of customary procedures, in each case in clauses (i) and (ii), except for: (A) any information customarily provided by an investment bank or “initial purchaser” (or their advisor) in the preparation of the aforementioned offering memorandum, including the description of notes and the plan of distribution, or prospectus including the description of the securities and the underwriting section, or (B) any information of the type required by Regulation S-X Rule 3-09, Rule 3-10 (other than a customary summary of such information for an offering of the type contemplated by the Financing) or Rule 3-16; and (iii) customary authorization letters (including customary representations with respect to accuracy of information) authorizing the distribution the financial statements described in clause (i)(A) hereof).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.19.

“Reverse Termination Fee” shall mean an amount equal to $330,000,000.

“Rights” shall have the meaning set forth in the Rights Agreement.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of July 6, 2020, between the Company and Equiniti Trust Company, as rights agent.

“Rights Agreement Amendment” shall have the meaning set forth in Section 4.24.

“Sanctioned Country” shall mean a country or territory which is the subject of or target of any comprehensive sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean a Person (i) listed on any sanctions-related list of designated Persons maintained by a relevant Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries conduct business, (ii) greater than 50% owned by one or more Persons described in clause (i) above as relevant under applicable Sanctions and Export Control Laws, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” shall mean any applicable Law in any jurisdiction in which the Company or its Subsidiaries conduct business related to (i) export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations or (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State and Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Clearance Date” shall have the meaning set forth in Section 6.2(b).

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Section 16 Officer” shall mean an “officer” of the Company as defined in the rules promulgated under Section 16 of the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a system (including Company Systems) or any sensitive information (including any Processed, stored, or transmitted thereby or contained therein), including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a system or any sensitive information. A Security Incident includes incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Company Systems, Data, or Personal Information, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Senator” shall mean Senator Investment Group LP and its Affiliates.

“Senator and Cannae Consent Solicitation” shall mean the proposed solicitation of written consents of the Company’s stockholders publicly announced by Senator and Cannae on November 23, 2020.

“Solvent” shall have the meaning set forth in Section 5.12.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(f)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Coverage” shall have the meaning set forth in Section 6.6(c).

“Takeover Law” shall have the meaning set forth in Section 4.23.

“Tax” or “Taxes” shall mean any and all federal, provincial, territorial, state, municipal, local, domestic, or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax, and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority (whether computed on a separate, consolidated, unitary, or combined basis, or in any other manner), including taxes or other charges on or with respect to income, net income, gross income, franchises, windfall or other profits, gross receipts, premiums, property, sales, use, rent, production, recapture, severance, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, transfer gains, value added, occupation, privilege, environmental, alternative, add-on minimum, estimated, disability or gains taxes; license, recording, registration, and documentation charges and fees, customs duties, tariffs; and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” shall mean returns, reports, declarations, estimates, election, certificates, filings, and information statements, including any schedule or attachment thereto and any amendments thereof, with respect to Taxes filed or required to be filed with the IRS or any other Taxing Authority, including any claim for refund or amended return.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, regulation, collection, assessment, determination, or other imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $165,000,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Trade Controls” shall have the meaning set forth in Section 4.25(a).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“Unsolicited Proposal” shall mean the June 26, 2020 unsolicited, non-binding proposal delivered to the Company’s board of directors by Senator and Cannae to acquire all of the outstanding shares of the Company Common Stock at a price of $65.00 per share in cash, as revised by Senator and Cannae on September 14, 2020 by $1.00 per share to $66.00 per share in cash.

“VDR” shall have the meaning set forth in Section 4.27(a).